                                                                Exhibit 4(i)(ii)

(CUNA MUTUAL GROUP LOGO)
CUNA Mutual Insurance Society

A Mutual Insurance Company
2000 Heritage Way
Waverly, IA 50677
Phone: 1-800-798-5500

                              AMENDMENT TO CONTRACT

SECTION 15. INCOME PAYMENTS IS AMENDED AS FOLLOWS:

15.2 WHAT INCOME PAYOUT OPTIONS ARE AVAILABLE?

PARAGRAPH 1 IS DELETED. IT IS REPLACED WITH THE FOLLOWING:

     There are different ways to receive income payments. We call these income payout options. Eight income payout options are described below. Options 1, 5, 6, 7 and 8 are available only as fixed income payments. Options 2, 3 and 4 are available in two forms - as a variable income payment in connection with the variable account and as a fixed income payment. Other income payout options may be available with our consent.

     We reserve the right to discontinue offering Options 5 through 8 if the U.S. Treasury no longer issues new Treasury Inflation-Protection Securities.

THE FOLLOWING PARAGRAPHS ARE ADDED:

     OPTION 5 - SINGLE LIFE INCOME - PAYMENTS ADJUSTED FOR INFLATION - GUARANTEE PERIOD CERTAIN (FIXED INCOME PAYMENTS ONLY).

     We will pay monthly income payments for as long as the payee lives. If the original payee dies before all of the income payments have been made for the guaranteed period certain: (a) income payments will be continued during the remainder of the guaranteed period certain to the successor payee; or
     (b) the present value of the remaining income payments, calculated on the same basis used to create Option 5 rates, will be paid to the successor payee or to the last surviving payee's estate, if there is no successor payee.

     The guaranteed period certain choices are:

          a.)  life income only;

          b.)  5 years;

          c.)  10 years;

          d.)  15 years; or

          e.)  20 years.

     Dividends, if any, will be payable as determined by us. We do not anticipate any dividends will be paid.

     OPTION 6 - JOINT LIFE INCOME - PAYMENTS ADJUSTED FOR INFLATION - 10 YEAR GUARANTEE PERIOD CERTAIN (FIXED INCOME PAYMENTS ONLY).

     We will pay monthly income payments for as long as either of the original payees is living. If at the death of the second surviving payee, income payments have been made for less than 10 years: (a) income payments will be continued during the remainder of the guaranteed period certain to the successor payee; or (b) the present value of the remaining income payments, calculated on the same basis used to create Option 6 rates, will be paid to the successor payee or to the last surviving payee's estate, if there is no successor payee.

     Dividends, if any, will be payable as determined by us. We do not anticipate any dividends will be paid.

2002-VAAMEND

     OPTION 7 - SINGLE LIFE INCOME - PAYMENTS ADJUSTED FOR INFLATION - LIFETIME PAYOUT WITH CASH REFUND (FIXED INCOME PAYMENTS ONLY).

     We will pay monthly income payments for as long as the original payee lives. The total amount paid under this option will be at least equal to the contract value applied. If the original payee dies and the total of all income payments paid is less than the adjusted contract value applied to the income payout option, the difference will be payable to the successor payee in a single sum. If there is no successor payee, it will be payable to the payee's estate.

     Dividends, if any, will be payable as determined by us. We do not anticipate any dividends will be paid.

     OPTION 8 - JOINT LIFE INCOME - PAYMENTS ADJUSTED FOR INFLATION - LIFETIME PAYOUT WITH CASH REFUND (FIXED INCOME PAYMENTS ONLY).

     We will pay monthly income payments for as long as either of the original payees is living. The total amount paid under this option will be at least equal to the contract value applied. If at the death of the second surviving payee, the total of all income payments paid is less than the adjusted contract value applied to the income payout option, the difference will be payable to the successor payee in a single sum. If there is no successor payee, it will be payable to the last surviving payee's estate.

     Dividends, if any, will be payable as determined by us. We do not anticipate any dividends will be paid.

15.3 WHAT ARE THE REQUIREMENTS FOR CHOOSING AN INCOME PAYOUT OPTION?

PARAGRAPH 3 IS DELETED. IT IS REPLACED WITH THE FOLLOWING:

     The minimum adjusted contract value which can be applied under Options 2 through 8 is the greater of $2,500 or the amount required to provide an initial monthly income payment of $20.

15.4 HOW WILL FIXED INCOME PAYMENT VALUES BE DETERMINED?

PARAGRAPH 1 IS DELETED. IT IS REPLACED WITH THE FOLLOWING:

     OPTIONS 2 THROUGH 4: The minimum dollar amount of each fixed income payment will be determined by dividing the amount applied by $1,000, and multiplying the result by the applicable option rate shown in Section 17. Higher current option rates may be available on the payout date and are available upon request to our home office.

     OPTIONS 5 THROUGH 8: The dollar amount of the initial income payment will be determined by dividing the amount applied by $1,000, and multiplying the result by the applicable option rate shown in Section 17. Higher current option rates may be available on the payout date and are available upon request to our home office.

     Income payments for the remainder of the calendar year in which your payout date occurs will be equal to your initial income payment.

     The dollar amount of income payments for subsequent calendar years, adjusted for inflation, will be calculated annually and will be effective for the duration of the calendar year. The adjustment for inflation is based on the percentage increase in the Consumer Price Index (defined below) for the 12 month period ending September 30th of the prior calendar year. If the percentage change in the Consumer Price Index is zero or less, your income payments for the upcoming calendar year will remain unchanged. Income payments will never decrease due to an adjustment for inflation under these options.

     Consumer Price Index means the Consumer Price Index - Urban Wage Earners and Clerical Workers (Current Series) [CPI-W]. If the CPI-W is discontinued, a substitute index published by the U.S. Department of Labor or successor agency will be used. Such substitute index may be subject to approval by your state insurance department, if required by state law.

2002-VAAMEND

SECTION 17. OPTION TABLES IS AMENDED AS FOLLOWS:

17.1 WHAT RATES WILL BE USED TO DETERMINE PAYMENT VALUES?

THE 2ND AND 3RD PARAGRAPHS ARE DELETED. THEY ARE REPLACED WITH THE FOLLOWING:

     The Option 2 rates are based on 3.50% interest per year. The Option 3 and 4 rates are based on the Annuity 2000 Table and with compound interest at the effective rate of 3.50% per year. The Option 5 through 8 rates are based on the Annuity 2000 Table and with compound interest at the effective rate of 3.50% per year and an assumed annual payment increase of 4.50% Rates for years payable and guaranteed periods certain not shown, if allowed by us, will be calculated on an actuarially equivalent basis and will be available upon request.

     The Type A life income rates for Options 3 through 8 are based on the payee's age and gender. The Type B life income rates are based on the payee's age. The life income rates type for this contract is shown on the data page.

THE FOLLOWING TABLES ARE ADDED:

OPTION 5 - SINGLE LIFE INCOME RATES - PAYMENTS ADJUSTED FOR INFLATION - GUARANTEE PERIOD CERTAIN - FIRST PAYMENT DUE AT BEGINNING OF PERIOD.

                            TYPE A LIFE INCOME RATES
                               PER $1,000 APPLIED

                                   AGE - MALE
        ---------------------------------------------------------------
YEARS    55     60     65     70     75     80      85      90      95
-----   ----   ----   ----   ----   ----   ----   -----   -----   -----
0       2.49   2.99   3.67   4.61   5.91   7.74   10.31   13.87   18.72
5       2.49   2.98   3.65   4.55   5.75   7.33    9.26   11.37   13.41
10      2.47   2.95   3.56   4.34   5.25   6.21    7.06    7.64    7.97
15      2.44   2.87   3.39   3.95   4.49   4.90    5.14    5.24    5.27
20      2.37   2.73   3.11   3.44   3.68   3.80    3.85    3.86    3.86

                                  AGE - FEMALE
        --------------------------------------------------------------
YEARS    55     60     65     70     75     80     85      90      95
-----   ----   ----   ----   ----   ----   ----   ----   -----   -----
0       2.23   2.66   3.23   4.04   5.21   6.94   9.53   13.26   18.07
5       2.22   2.65   3.22   4.01   5.13   6.69   8.77   11.08   13.17
10      2.22   2.63   3.18   3.90   4.83   5.91   6.90    7.58    7.94
15      2.20   2.59   3.09   3.68   4.30   4.81   5.11    5.23    5.27
20      2.17   2.52   2.92   3.32   3.62   3.78   3.84    3.86    3.86

                            TYPE B LIFE INCOME RATES
                               PER $1,000 APPLIED

                                 AGE - UNISEX
        --------------------------------------------------------------
YEARS    55     60     65     70     75     80     85      90      95
-----   ----   ----   ----   ----   ----   ----   ----   -----   -----
0       2.28   2.72   3.32   4.15   5.34   7.09   9.69   13.38   18.20
5       2.28   2.72   3.31   4.12   5.25   6.82   8.86   11.14   13.22
10      2.27   2.70   3.26   3.99   4.92   5.97   6.94    7.59    7.95
15      2.25   2.65   3.15   3.74   4.34   4.83   5.11    5.24    5.27
20      2.21   2.56   2.96   3.34   3.63   3.79   3.84    3.86    3.86

OPTION 6. JOINT AND SURVIVOR LIFE INCOME RATES - PAYMENTS ADJUSTED FOR INFLATION
- GUARANTEE PERIOD CERTAIN - FIRST PAYMENT DUE AT BEGINNING OF PERIOD.

                            TYPE A LIFE INCOME RATES
                               PER $1,000 APPLIED


                                 AGE - FEMALE
AGE     --------------------------------------------------------------
MALE     55     60     65     70     75     80     85      90      95
----    ----   ----   ----   ----   ----   ----   ----   -----   -----
55      1.92   2.09   2.22   2.33   2.40   2.44   2.46   2.47   2.47
60      2.03   2.26   2.48   2.66   2.79   2.87   2.92   2.94   2.94
65      2.11   2.40   2.71   3.00   3.23   3.40   3.49   3.54   3.56
70      2.16   2.50   2.89   3.31   3.69   4.00   4.19   4.28   4.32
75      2.19   2.57   3.03   3.56   4.11   4.61   4.95   5.14   5.22
80      2.20   2.60   3.11   3.73   4.44   5.15   5.69   6.01   6.16
85      2.21   2.62   3.15   3.83   4.65   5.53   6.27   6.73   6.96
90      2.21   2.63   3.17   3.88   4.77   5.76   6.64   7.22   7.52
95      2.22   2.63   3.18   3.90   4.82   5.87   6.83   7.48   7.82

                            TYPE B LIFE INCOME RATES
                               PER $1,000 APPLIED

                                 AGE - UNISEX
AGE      ------------------------------------------------------------
UNISEX    55     60     65     70     75     80     85     90     95
------   ----   ----   ----   ----   ----   ----   ----   ----   ----
55       1.88   2.01   2.11   2.18   2.22   2.25   2.26   2.27   2.27
60       2.01   2.21   2.38   2.51   2.60   2.65   2.68   2.69   2.69
65       2.11   2.38   2.65   2.87   3.05   3.16   3.22   3.24   3.25
70       2.18   2.51   2.87   3.23   3.54   3.76   3.89   3.96   3.98
75       2.22   2.60   3.05   3.54   4.03   4.43   4.70   4.84   4.90
80       2.25   2.65   3.16   3.76   4.43   5.06   5.53   5.80   5.93
85       2.26   2.68   3.22   3.89   4.70   5.53   6.22   6.64   6.85
90       2.27   2.69   3.24   3.96   4.84   5.80   6.64   7.19   7.48
95       2.27   2.69   3.25   3.98   4.90   5.93   6.85   7.48   7.81

2002-VAAMEND

OPTION 7 - SINGLE LIFE INCOME RATES - PAYMENTS ADJUSTED FOR INFLATION - FIRST PAYMENT DUE AT BEGINNING OF PERIOD.

                            TYPE A LIFE INCOME RATES
                               PER $1,000 APPLIED

AGE       55     60     65     70     75     80     85     90      95
---      ----   ----   ----   ----   ----   ----   ----   ----   -----
MALE     2.30   2.69   3.18   3.81   4.62   5.67   7.08   9.02   11.84
FEMALE   2.11   2.47   2.93   3.52   4.31   5.36   6.78   8.72   11.42

                            TYPE B LIFE INCOME RATES
                               PER $1,000 APPLIED

AGE       55     60     65     70     75     80     85     90      95
---      ----   ----   ----   ----   ----   ----   ----   ----   -----
UNISEX   2.15   2.51   2.98   3.58   4.37   5.42   6.84   8.78   11.50

OPTION 8. JOINT AND SURVIVOR LIFE INCOME RATES - PAYMENTS ADJUSTED FOR INFLATION
- FIRST PAYMENT DUE AT BEGINNING OF PERIOD.

                            TYPE A LIFE INCOME RATES
                               PER $1,000 APPLIED


                                  AGE - FEMALE
AGE      -------------------------------------------------------------
MALE      55     60     65     70     75     80     85     90     95
----     ----   ----   ----   ----   ----   ----   ----   ----   -----
55       1.90   2.06   2.18   2.26   2.30   2.31   2.31   2.31   2.30
60       2.00   2.22   2.42   2.57   2.66   2.69   2.70   2.70   2.69
65       2.06   2.34   2.63   2.88   3.06   3.16   3.19   3.19   3.18
70       2.10   2.42   2.78   3.15   3.47   3.68   3.78   3.81   3.81
75       2.11   2.46   2.88   3.35   3.83   4.22   4.47   4.57   4.59
80       2.12   2.47   2.92   3.47   4.09   4.70   5.18   5.45   5.57
85       2.11   2.47   2.93   3.51   4.23   5.05   5.82   6.38   6.71
90       2.11   2.47   2.93   3.52   4.29   5.23   6.27   7.20   7.91
95       2.11   2.47   2.93   3.52   4.30   5.30   6.53   7.82   9.03

                            TYPE B LIFE INCOME RATES
                               PER $1,000 APPLIED

                                 AGE - UNISEX
AGE      -------------------------------------------------------------
UNISEX    55     60     65     70     75     80     85     90     95
------   ----   ----   ----   ----   ----   ----   ----   ----   -----
55       1.86   1.99   2.08   2.13   2.15   2.16   2.15   2.15   2.15
60       1.99   2.18   2.33   2.44   2.50   2.52   2.52   2.52   2.51
65       2.08   2.33   2.58   2.77   2.90   2.97   2.98   2.98   2.98
70       2.13   2.44   2.77   3.09   3.35   3.50   3.57   3.58   3.58
75       2.15   2.50   2.90   3.35   3.77   4.09   4.27   4.34   4.35
80       2.16   2.52   2.97   3.50   4.09   4.64   5.05   5.27   5.35
85       2.15   2.52   2.98   3.57   4.27   5.05   5.76   6.26   6.55
90       2.15   2.52   2.98   3.58   4.34   5.27   6.27   7.15   7.80
95       2.15   2.51   2.98   3.58   4.35   5.35   6.55   7.80   8.95

CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President

2002-VAAMEND